Command Security Corporation
Corporate Office
Lexington Park
PO Box 340
Lagrangeville, NY 12540
Tel. 914 454-3703
Fax 914 454-0075

                              FOR IMMEDIATE RELEASE

                     COMMAND SECURITY CORPORATION ANNOUNCES
                        ACQUISITION OF TKE OF NEW JERSEY

Lagrangeville, New York***October 23, 1996***Command Security Corporation (NASDAQ:CMMD) announced today that, consistent with its consolidation strategy, it has acquired the assets of TKE Associates, Inc. (TKE), a provider of uniformed security services, based in Sparta, New Jersey. TKE's annual revenue is in excess of $1,000,000 with clients located throughout New Jersey and eastern Pennsylvania. The purchase price, before any adjustments for client retention, was approximately $150,000, paid in cash, subordinated notes and shares of Command's common stock.

William C. Vassell, Chairman of the Board of Command said, "TKE's operation is highly synergistic with our own New Jersey operation and their presence in Pennsylvania will give us access to the Philadelphia marketplace which we believe is also fragmented."

In an unrelated matter, Command also announced that its Board of Directors has approved the extension of the expiration date by one year for 800,000 warrants which were scheduled to expire on October 28, 1996. These warrants were originally issued in connection with a private placement which was completed in 1993. The terms of the warrants, which allow a holder to purchase a share of common stock for $3.50, were otherwise unchanged. It is the Board of Directors' view that these warrants, if exercised, represent a potential capital resource for further expansion and working capital purposes.

Command Security Corporation provides security services through Company-owned offices in New York, New Jersey, California, Illinois, Connecticut and Florida and provides back-office service agreements to independent security companies nationwide.


CONTACT:
--------

William C. Vassell, Chairman of the Board                     914-454-3703
H. Richard Dickinson, Chief Financial Officer                 212-689-6565
Donald Radcliffe, Radcliffe & Associates, Inc.                212-605-0174